CARRAMERICA REALTY CORPORATION
                RATIO OF EARNINGS TO FIXED CHARGES CALCULATION

                                               1996      1995      1994      1993
                                            --------- --------- --------- ----------
Net Income before Minority Interest  .....  $ 4,725   $17,284   $17,821   $ 6,004
Add:
 Extraordinary Charges ...................  $    --   $    --   $    --   $ 5,613
 Fixed Charges, excluding Capital Interest  $ 6,781   $22,579   $21,880   $12,768
Deduct:
 Gain of Sale of Assets ..................  $    --   $    --   $    --   $    --
                                            --------- --------- --------- ----------
                                            $11,506   $39,863   $39,701   $24,385
                                            ========= ========= ========= ==========
Fixed Charges:
 Interest Expense ........................  $ 6,532   $21,873   $21,366   $12,436
 Interest Capitalized ....................  $   226   $   226        --   $    --
 Amortization of Deferred Financing Costs   $   185   $   365   $   208   $   101
 Rent Deemed as Interest .................  $    84   $   341   $   306   $   231
                                            --------- --------- --------- ----------
  Total Fixed Charges ....................  $ 7,007   $22,805   $21,880   $12,768
                                            ========= ========= ========= ==========
Ratio of Earnings to Fixed Charges  ......     1.64      1.75      1.81      1.91
                                            --------- --------- --------- ----------

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